Exhibit 99.2

中国北京市朝阳区东三环中路5号财富金融中心12层

12F, Fortune Financial Center, No.5 Dongsanhuan Zhong Rd,

Chaoyang Dis, Beijing 100020, China

电话/Tel：（86-10）65028888

传真/Fax：（86-10）65028866

http://www.hylandslaw.com

December 18, 2020

To:	Loha Co. Ltd

Governors Square, Suite # 5-204

23 Lime Tree Bay Avenue

P.O. Box 2547

Grand Cayman, KY1-1104

Cayman Islands

Re:	Legal Opinion on Certain PRC Law Matters

We are qualified lawyers of the People’s Republic of China (the “PRC” which, for the purposes of this opinion only, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this legal opinion on the laws and regulations of the PRC.

We have acted as the PRC legal counsel for Loha Co. Ltd. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the initial public offering (the “Offering”) of a certain number of Class A ordinary shares, par value $0.0002 per share (the “Class A Ordinary Shares”) of the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S.Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, in relation to the Offering, and (ii) the Company’s proposed listing of its Class A Ordinary Shares on the Nasdaq Capital Market.

As used in this opinion, (A)  “PRC Laws” means all officially published and publicly available laws, regulations, rules, orders, decrees, guidelines, circulars, judicial interpretations of the Supreme People’s Court of the PRC, and subordinate legislations of the PRC currently in effect as of the date of this opinion; (B) “Governmental Agencies” means any national, provincial or local courts, governmental agencies, bodies or any other regulators in the PRC; (C) “Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certifications and permits form, and the reports to the filings with, PRC Government Agencies; (D) “PRC Subsidiaries” means the companies which are listed in Appendix A hereto as “PRC Subsidiaries”; (E) “PRC Affiliates” means the companies which are listed in Appendix A hereto as “PRC Affiliates”; (F) “PRC Group Companies” means the PRC Affiliates and the PRC Subsidiaries collectively, and individually each a “PRC Group Company” ; (G) “Group Companies” means the Company and the PRC Group Companies; (H) “M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009; and (I) “Prospectuses” mean the prospectuses, including all amendments or supplements thereto, that form parts of the Registration Statement.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Group Companies, and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements listed in Appendix B hereof (the “VIE Agreements”) and the certificates issued by the Governmental Agencies and officers of the Company (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this opinion, we have assumed:

i.	the genuineness of all the signatures, seals and chops;

ii.	the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

iii.	the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;

iv.	that the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

v.	that all information (including factual statements) provided to us by the Group Companies in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Group Companies have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

vi.	that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

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vii.	that all parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

viii.	that all Governmental Authorizations and other official statement or documentation were obtained from competent Governmental Agencies by lawful means;

ix.	that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws; and

x.	that this opinion is limited to matters of the PRC Laws effective as of the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

I.	Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

i.	Based on our understanding of the current PRC Laws, each of the VIE Agreements is legal, valid, binding and enforceable in accordance with its terms and applicable PRC Laws. The ownership structure of Lohas WFOE and that of Lohas Agricultural, both currently and immediately after giving effect to this Offering, are not in violation of any PRC Laws currently in effect. However, there are substantial uncertainties regarding the interpretation and application of the existing and future PRC Laws, and there can be no assurance that the Governmental Agencies may take a view that is not contrary to our opinion stated above.

ii.	The Notice of the State Council on Further Strengthening the Administration of Share Issues and Listings Overseas, or the 97 Circular, was promulgated by the State Council on June 20, 1997, which regulates that an unlisted Chinese investment company or a listed company with Chinese investment holdings which is registered overseas shall not apply to issue shares and list a company overseas which involve domestic assets owned for less than three years. If there are special circumstances, the application must be submitted to the CSRC for examination and verification and then presented to the Securities Committee of the State Council for examination and approval. At the conclusion of these market listing activities, the unit which holds the domestic shareholders’ rights must notify the CSRC of the details of the case for the record. As the Company’s onshore assets which were controlled via VIE Agreements by the offshore assets have not been controlled by the same offshore assets over three years, we are of the opinion that in order to make the Offering, approval of the CSRC shall be required in connection with this offering under PRC regulation. As of the date of this opinion, the relevant entities have neither applied to the CSRC for examination and verification nor presented to the Securities Committee of the State Council for examination and approval.

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iii.	The M&A Rules, among other things, purport to require an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests held by such PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. Based on our understanding of current PRC Laws, a prior approval from the CSRC is not required in the context of this Offering and the Company’s proposed listing of its Class A Ordinary Shares on the Nasdaq Capital Market.

iv.	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocal arrangements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment if they decide that the judgment violates the basic legal principles, state sovereignty, safety or social public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

v.	We are of the opinion that, as of the date hereof, the discussions of PRC taxation in the Prospectuses are true and accurate based on the PRC Laws; and the statements of law and legal conclusions in the Registration Statement under the caption “Taxation—PRC Taxation” constitute our opinion as to the material tax consequences of an investment in the Company’s Class A Ordinary Shares under the PRC Laws.

vi.	All statements set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Regulation”, “Dividend Policy”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Management”, “Related Party Transactions”, “Business”, “Taxation” “Enforceability of Civil Liabilities”, “Description of Share Capital”, to the extent that they constitute matters of PRC Laws, summaries of legal matters or proceedings in the PRC, or legal conclusions in respect of the PRC Laws, or summarize the terms and provisions of documents or agreements governed by PRC Laws, are correct and accurate in all material respects, and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they are made, not misleading in all material respects.

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II.	Qualifications

This opinion is subject to the following qualifications:

i.	The opinion on enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally; and it is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest and national security, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent or unlawful; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant laws, regulations and policies in the PRC.

ii.	This opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iii.	This opinion relates to the PRC Laws in effect on the date thereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

iv.	This Opinion is issued based on our understanding of the explicit provisions under the current PRC Laws. The interpretation and implementation of the PRC Laws and their application to and effect on the legality, binding force and enforceability of contracts are subject to the further clarification and final discretion of the competent Governmental Agencies.

v.	This opinion is rendered only with respect to PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

vi.	This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

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This opinion is delivered solely for the purpose of and in connection with the Registration Statement submitted to the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Corporate History and Structure”, “Taxation”, “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Hylands Law Firm

Hylands Law Firm

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Appendix A

PRC Affiliates

Company’s Name	Shareholder(s)	Percentage
Lohas Agricultural Information Technology Co., Ltd.(乐活农业信息化技术有限公司)(“Lohas Agricultural”)	Shenzhen Lohas World Co., Ltd.(深圳市乐活天下股份有限公司)	99.333334%
	Gongqingcheng Baorui Lohas Investment Partnership (Limited Partnership)(共青城宝睿乐活投资合伙企业(有限合伙))	0.666666%
Shenzhen Lohas Supply Chain Management Co., Ltd(深圳乐活供应链管理有限公司)(“Lohas Supply Chain”)	Lohas Agricultural	100%
Shenzhen Lohas Direct Procurement Supply Chain Management Co., Ltd(深圳乐活直采供应链管理有限公司)(“Lohas Agricultural Sub”)	Lohas Agricultural	100%
Shenzhen Lohas Quality Products Supply Chain Management Co., Ltd.(深圳乐活良品供应链管理有限公司)(“Lohas Supply Chain Sub”)	Lohas Supply Chain	100%

PRC Subsidiaries

Company’s Name	Shareholder(s)	Percentage
Lohas World (Shenzhen) Intelligent Technology Co., Ltd (乐活天下(深圳)智能科技有限公司)(“Lohas WFOE”)	Lohas (Global) Group Co., Limited	100%
Shenzhen Lohas Intelligent Supply Chain Management Co., Ltd(深圳乐活智能供应链管理有限公司)(“Lohas WFOE Sub”)	Lohas WFOE	100%

PRC Branch

Company’s Name	Shareholder(s)	Percentage
Lohas Agricultural Information Technology Co., Ltd. Tianjin Branch Office (乐活农业信息化技术有限公司天津分公司)(“Lohas Agricultural Tianjin Branch”)	/	/

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Appendix B

List of VIE Agreements

i.	the Shareholders’ Voting Rights Proxy Agreement among Lohas WFOE, Lohas Agricultural and its shareholders dated August 16, 2019;

ii.	the Equity Pledge Agreement among Lohas WFOE, Lohas Agricultural and its shareholders dated August 16, 2019;

iii.	the Exclusive Consultation and Service Agreement between Lohas WFOE and Lohas Agricultural dated August 16, 2019;

iv.	the Exclusive Option Agreement among Lohas WFOE, Lohas Agricultural and its shareholders dated August 16, 2019.

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